Exhibit 99.1

Edward Jones Announces Strong Results for Full-Year 2019

The Jones Financial Companies, L.L.L.P. (the “Partnership” or the “Firm”), including the principal operating subsidiary of the Partnership, Edward D. Jones & Co., L.P. (collectively, “Edward Jones”), is pleased to announce its full-year 2019 results.

The Firm strives to help serious, long-term investors achieve their financial goals by understanding their needs and implementing tailored solutions. The Firm continues to increase the number of financial advisors and reach milestones with net revenue and net income before allocations to partners.

Edward Jones ended 2019 with 18,704 financial advisors, an increase of 1,089 compared to 2018. The Firm ended the year with $1.3 trillion of client assets under care, a $246 billion increase from 2018, due to increases in the market value of client assets as well as $64 billion in net new assets gathered during the year.

Net revenue in 2019 was $9.4 billion, an 11% increase compared to 2018, reflecting a 10% increase in fee revenue and an 8% increase in trade revenue. Fee revenue increased to $7.5 billion in 2019 from $6.8 billion in 2018, primarily due to the cumulative impact of net asset inflows into advisory programs in both 2018 and 2019, as well as market increases. Trade revenue increased $119 million to $1.6 billion in 2019 due to additional financial advisors serving clients and an increase in client dollars invested. Net income before allocations to partners exceeded $1 billion for the first time at $1.1 billion for 2019, a 10% increase from 2018.

Financial Highlights

(unaudited, $ in millions, unless otherwise noted)

	December 31,
	2019	2018	Change	% Change
Financial Advisors (at year end)	18,704	17,615	1,089	6%
Client Assets Under Care (at year end) (billions)	$1,349	$1,103	$246	22%
Net New Assets for the Year (billions)	$63.7	$64.6	$(1)	-1%

	For the years ended December 31,
	2019	2018	$ Change	% Change
Net Revenue
Fee Revenue	$7,452	$6,753	$699	10%
Trade Revenue	1,581	1,462	119	8%
Other Revenue, net	336	254	82	32%

Total Net Revenue	$9,369	$8,469	$900	11%

Net Income Before Allocations to Partners	$1,092	$990	$102	10%